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                                  SCHEDULE 13G
                                 (RULE 13d-102)

   Information to be Included in Statements Filed Pursuant to Rule 13d-1(b),
      (c), and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)


                            800 TRAVEL SYSTEMS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                  COMMON STOCK
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                        (Title of Class of Securities)

                                   282506104
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                                (CUSIP Number)


--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [   ]  Rule 13d-1(b)
    [ X ]  Rule 13d-1(c)
    [   ]  Rule 13d-1(d)


---------------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO.      282506104                13G            PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                                MICHAEL A. GAGGI
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
          (See Instructions)                                        (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                 UNITED STATES
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                         587,904
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                        587,904
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    0
                       --------------------------------------------------------
                       * Through its general partner DLP Management, Inc.

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  587,904
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  7.4% based upon approximately 7,895,516 shares of
                  common stock outstanding on December 31, 2000.
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)
                  IN
          ---------------------------------------------------------------------
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CUSIP NO.      282506104                13G            PAGE   3   OF   5   PAGES
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Item 1(a).        Name of Issuer:

                            800 TRAVEL SYSTEMS, INC.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                          4802 Gunn Highway, Suite 140
                              Tampa, Florida 33624

Item 2(a).        Name of Person Filing:

                                Michael A. Gaggi

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                          4802 Gunn Highway, Suite 140
                              Tampa, Florida 33624

Item 2(c).        Citizenship:

                                 UNITED STATES

Item 2(d).        Title of Class of Securities:

                                  Common Stock

Item 2(e).        CUSIP Number:

                                   282506104

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the filing person is a:

(a) [ ] Broker or Dealer registered under Section 15 of the Exchange Act;
(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d) [ ] Investment company registered under Section 8 of the Investment Company Act;
(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;


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CUSIP NO.      282506104                13G            PAGE   4   OF   5   PAGES
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(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ]

Item 4.  Ownership:

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount Beneficially Owned:
                                    587,904
         (b)      Percent of Class:
                                      7.4%
         (c)      Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote:
                                    587,904
                  (ii)  shared power to vote or to direct the vote:
                                       0
                  (iii) sole power to dispose or to direct the disposition of:
                                    587,904
                  (iv)  shared power to dispose or to direct the disposition of:
                                       0
Item 5.  Ownership of Five Percent or Less of a Class:
                                 Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
                                 Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
                                 Not applicable

Item 8.  Identification and Classification of Members of the Group:
                                 Not applicable

Item 9.  Notice of Dissolution of Group:
                                 Not applicable

Item 10. Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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CUSIP NO.      282506104                13G            PAGE   5   OF   5   PAGES
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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 14, 2001


                                              /s/ Michael A. Gaggi
                                              ---------------------------------
                                                  Michael A. Gaggi